                                                                  EXHIBIT 99.(a)

                        [LETTERHEAD OF B. WAYNE HUGHES]


===============================================================================
IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.
===============================================================================



                                   March 21, 1997


       Re:  Tender Offer for Units of
            Public Storage Properties V, Ltd.
            ---------------------------------


Dear Unitholder:

       B. Wayne Hughes ("Hughes") is offering to purchase up to 6,600 of the limited partnership units (the "Units") in Public Storage Properties V, Ltd., a California limited partnership (the "Partnership") at a net cash price per Unit of $459 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. HUGHES IS A GENERAL PARTNER OF THE PARTNERSHIP.

       The Offer is not conditioned upon a minimum number of Units being tendered. If more than 6,600 Units are validly tendered, Hughes will only accept 6,600 Units, with such Units purchased on a pro rata basis.

       SINCE HUGHES IS A GENERAL PARTNER OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

       Hughes has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. Hughes urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $459 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on April 21, 1997 unless extended.

       Thank you for your prompt attention to this matter.

                                      Very truly yours,


                                      /s/ B. Wayne Hughes
                                      _______________________
                                      B. Wayne Hughes

                     OFFER TO PURCHASE FOR CASH UP TO 6,600
                          LIMITED PARTNERSHIP UNITS OF
                     PUBLIC STORAGE PROPERTIES V, LTD., AT
                               $459 NET PER UNIT
                                       BY
                                B. WAYNE HUGHES


===============================================================================
THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 21, 1997, UNLESS THE OFFER IS EXTENDED.
===============================================================================



     B. WAYNE HUGHES ("HUGHES") IS OFFERING TO PURCHASE UP TO 6,600 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PUBLIC STORAGE PROPERTIES V, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $459 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 6,600 UNITS (APPROXIMATELY 15% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, HUGHES WILL ACCEPT ONLY 6,600 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

          . Since Hughes is a General Partner of the Partnership, no recommendation is made to Unitholders with respect to the Offer.

          . The Offer Price was established by Hughes and is not the result of arm's length negotiations.

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)
                              ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by Hughes. See "The Offer - Soliciting Agent."

                              ____________________

          . Hughes and an affiliate, Public Storage, Inc. (the "Company" or "PSI"), which currently own 48.5% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 63.5% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners).

          . The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit.

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later.

          . A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. See "Special Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc. ("PSE"), 301 Pine Street, San Francisco, California 94104.

     Hughes and the Company have filed with the Commission a statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston

            By Mail                        By Hand               By Overnight Courier
The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----
SUMMARY............................................................................................   1
    The Parties....................................................................................   1
    The Offer......................................................................................   1
    Purpose of the Offer...........................................................................   1
    Position of the General Partners With Respect to the Offer.....................................   2
    Special Considerations.........................................................................   2

SPECIAL CONSIDERATIONS.............................................................................   2
    Conflicts of Interest with Respect to the Offer................................................   2
    No Arms' Length Negotiation....................................................................   2
    Control of all Partnership Voting Decisions by Hughes and the Company..........................   3
    Offer Price Less than General Partners' Estimate of Liquidation Value per Unit.................   3
    Possible Increase in Value.....................................................................   3
    Alternatives to Tendering Units................................................................   3
    Taxable Gain...................................................................................   3

BACKGROUND AND PURPOSE OF THE OFFER................................................................   4
    The Partnership................................................................................   4
    Hughes.........................................................................................   5
    The Company....................................................................................   5
    Prior Tender Offer.............................................................................   5
    Relationships..................................................................................   5
    Purpose of the Offer...........................................................................   7

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER.........................................   7

DETERMINATION OF OFFER PRICE.......................................................................   9

THE OFFER..........................................................................................   9
    Terms of the Offer.............................................................................   9
    Proration; Acceptance for Payment and Payment for Units........................................   9
    Procedures for Tendering Units.................................................................  10
    Withdrawal Rights..............................................................................  11
    Extension of Tender Period; Termination and Amendment..........................................  12
    Source of Funds................................................................................  12
    Conditions of the Offer........................................................................  13
    Fees and Expenses..............................................................................  13
    Soliciting Agent...............................................................................  13
    Dissenters' Rights and Investor Lists..........................................................  14
    Federal Income Tax Consequences................................................................  14
    Miscellaneous..................................................................................  14

EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS......................................................  14
    Control of the Partnership.....................................................................  14
    Effect on Trading Market.......................................................................  14
    Partnership Status.............................................................................  15
    Partnership Business...........................................................................  15

MARKET PRICES OF UNITS.............................................................................  16
    General........................................................................................  16
    Information Obtained from Dean Witter Regarding Sales Transactions.............................  17
    Information From The Stanger Report Regarding Sales Transactions...............................  17
    Information from the Chicago Partnership Board Regarding Sales Transactions....................  18

                                     (iii)

CERTAIN RELATED TRANSACTIONS.......................................................................    19
    General Partners' Interest.....................................................................    19
    Property Management............................................................................    19
    Limited Partner Interests......................................................................    19

SCHEDULE 1   -   PARTNERSHIP DISTRIBUTIONS.........................................................   1-1
SCHEDULE 2   -   PROPERTY INFORMATION..............................................................   2-1
SCHEDULE 3   -   PARTNERSHIP FINANCIAL STATEMENTS..................................................   3-1
SCHEDULE 4   -   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS OF THE PARTNERSHIP.....................................................   4-1
SCHEDULE 5   -   DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC...........................   5-1

                                     (iv)

To the Holders of Limited Partnership Units of
Public Storage Properties V, Ltd., a California limited partnership


                                    SUMMARY

     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE PARTIES

Public Storage Properties V, Ltd.       The Partnership, organized in 1979, owns interests in 14 properties. The general partners of the Partnership are Hughes, the chairman of the board, chief executive officer and controlling shareholder of the Company, and the Company (the "General Partners"). See
                                        "Background and Purpose of the Offer -- The Partnership" and "-- Relationships." At December
                                        31, 1996, there were approximately 1,614 holders of record owning 44,000 Units. Hughes and the Company collectively own 21,351 Units in the Partnership (48.5% of the outstanding
                                        Units).

B. Wayne Hughes                         Hughes is a General Partner of the Partnership and the chairman of the board, chief executive officer and controlling shareholder of the Company. See "Background and Purpose of the Offer -- Hughes" and "--Relationships."

Public Storage, Inc.                    The Company is a real estate investment trust ("REIT"), organized in 1980 as a California corporation, that has invested primarily in existing mini-warehouses. The Company is one of the General Partners of the Partnership. See "Background and Purpose of the Offer -- The
                                        Company" and "-- Relationships."

THE OFFER

Number of Units
 Subject to Offer                       6,600 (approximately 15% of the outstanding Units).

Offer Price                             $459 per Unit (the "Offer Price").

Expiration, Withdrawal
 and Proration Date                     April 21, 1997, unless extended.  See "The Offer."

PURPOSE OF THE OFFER

     Hughes has decided to increase his ownership of the Partnership and has chosen to accomplish this through a tender offer on terms he believes are attractive to him. Hughes believes that the acquisition of Units through the Offer represents a good investment for him. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units as an alternative to a possible third party tender offer for 4.9% of the Units. See "Background and Purpose of the Offer -- Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. The Offer Price is less than the General Partners' estimate of the liquidation value per Unit. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          . The General Partners have substantial conflicts of interests with respect to the Offer;

          . The Offer Price has been established by Hughes and is not the result of arms' length negotiations;

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

          . After the Offer, Hughes and the Company, which currently own 48.5% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could own as much as 63.5% of the Units and be in a position to control all Partnership voting decisions;

          . The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit;

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of the Units now or later.

          . A tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. See "Special Considerations."

                             SPECIAL CONSIDERATIONS

In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by Hughes, a General Partner of the Partnership, Hughes has substantial conflicts of interest with respect to the Offer. Hughes has an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. Hughes could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          Hughes, who is a General Partner of the Partnership, and is not the result of arms' length negotiations between Hughes and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different and the unaffiliated person might have been able to negotiate a higher Offer Price. Hughes, the chief executive officer of the Company, the largest owner and operator of mini-warehouses in the United States, believes that the Offer presents an opportunity to increase, on attractive terms, his investment in mini-warehouses in which he already has an interest.

          Control of all Partnership Voting Decisions by Hughes and the Company.
          ---------------------------------------------------------------------
          Hughes and the Company, which currently own 48.5% of the outstanding Units and are in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 63.5% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners). This voting power could (i) prevent non-tendering Unitholders from taking action they desired but that Hughes and the Company opposed and (ii) enable Hughes and the Company to take action desired by the Company but opposed by non-tendering Unitholders. Conflicts could exist between the best interests of the Partnership and Hughes and the Company with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interests of Hughes and the Company, while a sale could be in the interest of the Partnership.

          Offer Price Less than General Partners' Estimate of Liquidation Value
          ---------------------------------------------------------------------
          per Unit.  The Offer Price is 10% less than the General Partners'
          --------
          estimate of the liquidation value per Unit. There is no present intention to liquidate the Partnership. The Offer may not be advantageous to Unitholders who do not need to sell their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  The General Partners believe that the
          --------------------------
          Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

          Taxable Gain.  A tender of Units will result in a substantial capital
          ------------
          gain (estimated at $325 per Unit for original Unitholders) to a tendering Unitholder unless it is a tax-exempt investor. See "The Offer -- Federal Income Tax Consequences."

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $22,000,000 from the sale of 44,000 Units at $500 per Unit in a registered public offering of the Units completed in October 1979. All of the Partnership's net proceeds of that offering have been used to develop mini-warehouses. Of the 16 properties originally developed by the Partnership, one was sold in 1982 and one was destroyed by Hurricane Andrew in 1992. The properties were developed at a total cost of $19,982,000 and were financed in 1989; $24,356,000 in financing proceeds were distributed to the limited and general partners (approximately $411 per Unit). The Company currently owns 14 mini-warehouses, two of which include a small portion of commercial space.

     The general partners of the Partnership are Hughes, the chairman of the board, chief executive officer and controlling shareholder of the Company, and the Company. The Partnership's properties are managed by the Company. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for 1996), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results for 1996, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 2, 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                    Nine Months Ended
                                    September 30, (3)                     Year Ended December 31,
                                   --------------------   --------------------------------------------------------
                                                                   (In thousands, except per Unit data)
OPERATING DATA:                       1996       1995       1995        1994        1993        1992        1991
                                     ------     ------     ------      ------      ------      ------      ------
Revenues                             $5,252     $4,951     $6,746      $6,438      $6,099      $5,999      $5,716
Depreciation and amortization           566        508        688         618         593         609         587
Net income (loss)                     1,252        969      1,426       1,189       2,144         543         218
General partners' share of
 net income                              13         10         14          12          21           5          38
Limited partners' per Unit
 data (1):
  Net income (loss)                   28.16      21.80      32.09       26.75       48.25       12.23        4.09
  Cash distributions                     --         --         --          --          --          --        2.45
Funds from operations (2)(3)          1,805      1,477      2,114       1,807       1,368       1,152         805

                                     As of September 30,                           As of December 31,
                                     -------------------         -------------------------------------------------------
                                                                          (In thousands, except per Unit data)
BALANCE SHEET DATA:                          1996                 1995       1994         1993        1992        1991
                                            ------               -------    -------     --------    --------    --------
Cash and cash equivalents                   $ 2,974              $ 1,156    $    675    $  3,152    $  2,626    $  1,941
Marketable securities (fair value
 at September 30, 1996 and
 December 31, 1995, cost at
 December 31, 1994, 1993 and 1992)            9,968                8,371       4,885       2,068         252          --
Total assets                                 23,717               21,137      18,490      18,211      16,179      15,966
Mortgage note payable (4)                    22,860               23,196      23,609      25,441      25,798      26,069
Book value per Unit (5)                      (70.75)              (91.86)    (115.93)    (136.00)    (172.16)    (181.34)
---------------

(1) Limited Partners' per Unit data is based on the weighted average number of Units (44,000) outstanding during the year.

(2) Funds from operations is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(3) Unaudited.

(4) During the first quarter of 1994, the Partnership prepaid approximately $1,530,000 of mortgage notes payable with insurance proceeds received in connection with the destruction of a property by Hurricane Andrew.

(5) This per unit amount is unaudited and does not include an allocation of the valuation amount for unrealized gains/(losses) on marketable securities.

     HUGHES. Hughes is the chairman of the board, chief executive officer and controlling shareholder of the Company. Hughes has a net worth in excess of $10 million.

     THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At September 30, 1996, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock interests) in 1,072 properties located in 37 states, consisting of 1,037 mini-warehouse facilities and 35 business parks. The Company's Common Stock (symbol "PSA") and ten series of preferred stock are traded on the NYSE. Since November 1995, the Company has been self-administered and self-managed through a merger with Public Storage Management, Inc. ("PSMI"). At September 30, 1996, the Company had total assets, total debt and total shareholders' equity of approximately $2.4 billion, $112.6 million and $2.1 billion, respectively. The Company has an option to purchase from Hughes Units tendered in the Offer at his cost after 12 months from the Expiration Date. The Company also has an option to purchase from Hughes his interests in partnerships (and REITs), including Units in the Partnership.

     The Company's principal executive offices are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. Its telephone number is
(818) 244-8080.

     Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission, the NYSE or the PSE, in the manner described on the inside front cover to this Offer to Purchase.

     PRIOR TENDER OFFER. In April 1995, the Company acquired in a tender offer an aggregate of 17,137 Units at $250 per Unit.

     RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by Hughes, its chairman of the board and chief executive officer. Hughes and the Company are the General Partners of the Partnership, the properties of which are also managed by the Company.

                             [CHART OMITTED HERE]
                            Description of Graphic

     Chart illustrating the affiliated relationships among the Partnership, the Company and Hughes: the Company is a general partner and the property manager of the Partnership and owner of 37.2% of the Units in the Partnership; Hughes is a general partner of the Partnership and owner of 11.3% of the Units in the Partnership; Hughes owns 40.5% of the Company and Public Shareholders own 59.5% of the Company.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.

Hughes       =   B. Wayne Hughes. Hughes, one of the General Partners, is the
                 chairman of the board and chief executive officer of the Company and owner of 11.3% of the Units in the Partnership.

Partnership  =   Public Storage Properties V, Ltd., a California limited partnership.

Company      =   Public Storage, Inc., the Corporate General Partner and owner of
                 37.2% of the Units in the Partnership.  Percentage of stock ownership of the Company by Hughes represents percentage of outstanding shares of
                 Common Stock owned as of March 18, 1997, by Hughes and members of his immediate family.

     PURPOSE OF THE OFFER. Hughes and the Company have been General Partners of the Partnership since its organization in 1979. Accordingly, they are familiar with the operations and prospects of the Partnership. In addition, Hughes and the Company beneficially own 21,351 of the 44,000 outstanding Units in the Partnership (48.5%). All of these Units have been acquired since July 1993 for an aggregate purchase price of $5,205,934 in cash. Substantially all of these Units were acquired directly from Unitholders, including 17,137 Units acquired in a tender offer completed in April 1995 at $250 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units -- General."

     Hughes has decided to increase his ownership of the Partnership and has chosen to accomplish this through a tender offer on terms that he believes are attractive to him. Hughes believes that he will benefit from ownership of Units acquired in the Offer. Hughes believes that the acquisition of Units through the Offer represents a good investment for him. Also, Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units as an alternative to a possible third party tender offer for 4.9% of the Units.

           POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since Hughes is a General Partner of the Partnership and there is no independent general partner, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, INCLUDING NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. Also, the Offer is an alternative to a possible third party tender offer for 4.9% of the Units. See "Market Prices of Units."

     The Offer Price is 10% less than the General Partners' estimate of the liquidation value per Unit set forth under "Determination of Purchase Price." Also, a tender of Units will result in a substantial taxable gain to a tendering Unitholder unless it is a tax-exempt investor. Accordingly, the Offer may not be advantageous to Unitholders who do not require or desire liquidity. However, the General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses and a sale could have adverse federal and state income tax consequences to many Unitholders and the General Partners. The Partnership's properties were originally developed in 1979-80 with the expectation that they be sold or financed within seven to ten years. The Partnership generated substantial cash distributions (approximately $598 per Unit, including proceeds from the sale of a property in 1982) until its properties were financed in 1989 and the financing proceeds distributed (approximately $411 per Unit). Cash distributions were discontinued in 1991 to enable the Partnership to increase its cash reserves in connection with restructuring its property debt which matures in June 1999. In or prior to June 1999 the Partnership would be required to refinance or sell its properties. The Partnership has sought from time to time to restructure its property debt. If restructured, the Partnership might be able to reinstate distributions. There is no assurance that the debt will be restructured or that distributions will be reinstated.

     Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or financial condition. The Partnership's results of operation have improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of new construction in 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership, if the properties are sold to the

Company. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations -- Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same share of distributions with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has entered into merger agreements with 13 affiliated REITs under which the Company has acquired, or is acquiring, the REITs' properties in transactions under which the REITs' shareholders were, or are being, afforded, on a tax free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs' shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

          The General Partners do not intend any material change in the Partnership's operations after the Offer. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, Hughes and the Company could own as much as 63.5% of the Units and thus control a sale of the properties.

                          DETERMINATION OF OFFER PRICE

     The Offer Price has been established by Hughes and is not the result of arm's length negotiations. The Offer Price represents 90% of the General Partners' estimate of the liquidation value per Unit. The General Partners' estimate of the liquidation value per Unit is based on their own analysis of the Partnership.

     The General Partners have estimated the liquidation value per Unit ($510) as follows: (i) computed the estimated value of the operating facilities by applying to the Partnership's property net operating income (12 months ended December 31, 1996) before non-recurring charges and after certain property tax adjustments, as reduced for capital expenditures (3.5% of rental income), a capitalization rate of 9.75%, (ii) reduced the valuation by estimated sales expenses of 5%, (iii) added the Partnership's other net assets as of September 30, 1996 (consisting primarily of cash and shares of Company common stock using a market price of $27 per share), (iv) deducted the Partnership's mortgage debt, including a prepayment penalty of $2,440,000, (v) allocated the Partnership's net assets between the limited partners (74.25%) and the General Partners (25.75%) in accordance with the Partnership Agreement and (vi) divided the limited partners' share by the number of outstanding Units.

     The capitalization rate used by the General Partners in estimating the liquidation value per Unit is within the range of capitalization rates observed by them in other sales transactions during 1996. An actual sale of the Partnership's properties would likely result in a higher or lower liquidation value per Unit. In arriving at the Offer Price, the estimated liquidation value per Unit was reduced by 10% to reflect ongoing Partnership administrative expenses and lack of liquidity of the Units.

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer") (including, if the Offer is extended or amended, the terms of any such extension or amendment), Hughes will accept for payment and pay for up to 6,600 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on April 21, 1997, unless and until Hughes in his sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Hughes, shall expire. Unitholders who tender their Units will not be obligated to pay partnership transfer fees or commissions.

     The Offer Price is $459 per Unit.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. Hughes reserves the right (but shall not be obligated), in his reasonable discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, Hughes reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided Hughes the list of Unitholders for the purpose of disseminating the Offer. Unitholders whose Units are accepted for payment in the Offer will not receive any cash distributions payable after the Expiration Date.

     Hughes and the Company collectively beneficially own 21,351, or approximately 48.5%, of the outstanding Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 6,600, Hughes, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 6,600 Units, Hughes, upon the terms and subject to the conditions of the Offer, will accept for payment only 6,600 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units, Hughes will not accept any Units tendered by such Unitholder in the Offer.

     If proration of tendered Units is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, Hughes may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to Hughes' obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, Hughes does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Hughes will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Hughes shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if Hughes gives oral or written notice to the Depositary of Hughes' acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from Hughes and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or Hughes is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to Hughes' rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Hughes, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, Hughes shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     Hughes reserves the right to transfer or assign, at any time and from time to time, in whole or in part, without notice to Unitholders to one or more affiliates or family members, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve Hughes of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on April 21, 1997 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints Hughes' designees as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by Hughes. Such appointment will be effective when, and only to the extent that, Hughes accepts such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of Hughes will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. Hughes reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon Hughes' acceptance for payment of such Units, Hughes must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by Hughes, in his sole discretion, which determination shall be final and binding. Hughes reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of Hughes' counsel, be unlawful. Hughes also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and Hughes' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither Hughes, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and Hughes upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after May 20, 1997.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if Hughes is unable to purchase or pay for Units for any reason, without prejudice to Hughes' rights under the Offer, tendered Units may be retained by the Depositary on behalf of Hughes and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by Hughes, in his sole discretion, which determination shall be final and binding. Neither Hughes, the

Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. Hughes expressly reserves the right, in his sole discretion, at any time and from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and
(iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which Hughes may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), Hughes will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. Hughes may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If Hughes extends the Offer, or if Hughes (whether before or after his acceptance for payment of Units) is delayed in his payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to Hughes' rights under the Offer, the Depositary may retain tendered Units on behalf of Hughes, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of Hughes to delay payment for Units that Hughes has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that Hughes pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If Hughes makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Hughes will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum ten business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, Hughes may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, Hughes will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. Hughes expects that approximately $3,126,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 6,600 Units are tendered and accepted for payment. These funds will be available from Hughes' available funds or from borrowings under Hughes' $40,000,000 credit facility with Wells Fargo Bank, National Association. The credit facility is secured by marketable securities. The credit facility bears interest, at Hughes' option, either at the prime rate or LIBOR plus 1 1/2. Hughes intends to repay amounts borrowed under this facility from his cash flow.

     CONDITIONS OF THE OFFER. The obligation of Hughes to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of Hughes with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by Hughes) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by Hughes of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict Hughes' ownership or operation of any material portion of Hughes' business or assets, or to compel Hughes to dispose of or hold separate all or any material portion of his business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of Hughes to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of Hughes effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by Hughes on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of Hughes, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or (viii) which imposes any material condition unacceptable to Hughes;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of Hughes, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; and

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other leading institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

     The foregoing conditions are for the reasonable benefit of Hughes. The conditions may be waived by Hughes at any time and from time to time in his reasonable discretion. Any determination by Hughes will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. Hughes has retained The First National Bank of Boston to act as Depositary in connection with the Offer. Hughes will pay the Depositary reasonable and customary compensation for its services. Hughes will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Hughes will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 6,600 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $97,000, including: legal and accounting fees and expenses ($10,000), printing ($4,700), filing fees ($600), Depositary Agent fees and expenses ($8,000), Soliciting Agent fees ($61,000), distribution of Offer materials ($5,000) and miscellaneous ($7,700).

     SOLICITING AGENT. Hughes has retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by Hughes. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer.
Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units, and whether the Unitholder will be able to utilize currently any capital losses that result from the sale in the Offer. The General Partners anticipate that Unitholders who acquired their Units in an early closing of the original offering and who sell their Units in the Offer will generally recognize a capital gain of approximately $325 per Unit as a result of the sale (assuming a sale effective at the beginning of the second quarter of 1997 based on an estimate of the Partnership's 1996 and 1997 income). The tax impact, however, could be quite different for Unitholders who acquired their Units at a different time. To the extent a Unitholder recognizes a capital loss on the sale of all Units, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years. BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HUGHES IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, HUGHES MAY IN HIS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

     FOLLOWING THE TERMINATION OF THE OFFER, HUGHES AND/OR THE COMPANY MAY MAKE AN OFFER FOR UNITS NOT TENDERED IN THIS OFFER, WHICH MAY BE ON TERMS SIMILAR OR DIFFERENT FROM THOSE DESCRIBED IN THE OFFER. THERE IS NO ASSURANCE THAT, FOLLOWING THE EXPIRATION DATE, HUGHES AND/OR THE COMPANY WILL MAKE ANOTHER OFFER FOR UNITS NOT TENDERED IN THE OFFER.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     CONTROL OF THE PARTNERSHIP.   After the Offer, Hughes and the Company will
be in a position to control the vote of the limited partners. See "Special Considerations -- Control of all Partnership Voting Decisions by Hughes and the Company."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The General Partners believe the purchase of Units by Hughes, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company.

     Although after the Offer Hughes and/or the Company may acquire additional Units thereby increasing its ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings and no Partnership assets have been identified for sale or financing.

                             MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the General Partners have purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:


                       Number of Total        Percentage of         Number of
      Year          Units Transferred(1)    Units Outstanding    Transactions(1)
      --------------------------------------------------------------------------

          1994         1,425(2)                    3.23%               88(2)
          1995        21,083(3)(4)                47.92%            1,374(3)(4)
          1996           587(5)(6)(7)(8)           1.33%               44(5)(6)(7)(8)

---------------
(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1994, the Company purchased 907 Units in 48 transactions: 10 Units at $70.00 per Unit (January 1), 30 Units at $110.00 per Unit (January 1), 75 Units at $154.00 per Unit (January 1), 5 Units at $110.00 per Unit (April
    1), 20 Units at $116.00 per Unit (April 1), 41 Units at $116.35 per Unit (April 1), 10 Units at $116.50 per Unit (April 1), 125 Units at $154.00 per Unit (April 1), 5 Units at $117.50 per Unit (July 1), 10 Units at $122.19 per Unit (July 1), 10 Units at $125.00 per Unit (July 1), 303 Units at $154.00 per Unit (July 1) and 263 Units at $154.00 per Unit (October 1).

(3) In 1995, the Company purchased 2,626 Units in 64 transactions: 10 Units at $135.00 per Unit (January 1), 55 Units at $154.00 per Unit (January 1), 20 Units at $135.00 per Unit (April 1), 20 Units at $140.00 per Unit (April 1), 10 Units at $250.00 per Unit (April 1), 2,161 Units at $250.00 per Unit (July 1) and 350 Units at $250.00 per Unit (October 1).

(4) In 1995, the Company accepted for purchase 17,137 Units tendered in response to the Company's cash tender offer at $250.00 per Unit.

(5) On January 1, 1996, the Company purchased 55 Units in five transactions at $250.00 per Unit.

(6) On April 1, 1996, the Company purchased 36 Units in three transactions at $250.00 per Unit.

(7) On July 1, 1996, the Company purchased 150 Units in eight transactions: 5 Units at $285.00 per Unit and 145 Units at $250.00 per Unit.

(8) On October 1, 1996, Hughes purchased 40 Units in five transactions: 10 Units at $250.00 per Unit, 5 Units at $275.00 per Unit and 25 Units at $295.00 per Unit.

    On January 1, 1997, the Company purchased 90 Units in six transactions at $275.00 per Unit.

     All of the purchases of Units described in notes (2), (3), (5), (6), (7) and (8) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1994, 1995 and 1996:


                            Per Unit Transaction Price (1)(2)

                                                           Number
                                              Number      of Units
                        High      Low       of Sales(2)    Sold(2)
                        ----      ---       -----------   --------
 1994
  First Quarter            --        --         --            --
  Second Quarter      $ 99.00   $ 99.00          1            10
  Third Quarter            --        --         --            --
  Fourth Quarter           --        --         --            --

 1995
  First Quarter        177.14    177.14          1             7
  Second Quarter           --        --         --            --
  Third Quarter            --        --         --            --
  Fourth Quarter           --        --         --            --

 1996
  First Quarter        229.43    211.35          2            15
  Second Quarter       181.25    181.25          1             5
  Third Quarter            --        --         --            --
  Fourth Quarter           --        --         --            --

---------------
(1) The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

    INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1994, September 1994, December 1994, March 1995, June 1995, September 1995, December 1995, March 1996, June 1996 and Fall 1996 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: 2nd Market Capital Service - (800) 999-7793/(608) 833-7793, American Partnership Services - (800) 736-9797/(801) 756-1166, Bigelow Management, Inc. - (800) 431-
7811/(212) 697-5880, Chicago Partnership Board - (800) 272-6273/(312) 332-4100,
Cuyler & Associates - (800) 274-9991/(602) 596-0120, DCC Securities Corp. -
(800) 945-0440/(212) 370-1090, Empire Securities - (805) 943-0950, EquityLine
Properties - (800) 327-9990/(305) 670-9700, Equity Resources Group - (671) 876-
4800, Fox & Henry, Inc. - (708) 325-4445, Frain Asset Management - (800) 654-
6110, Joseph Charles & Assoc., Inc. - (800) 526-1763, Liquidity Fund - (800) 833-3360, MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100,
Murillo Company - (800) 275-9626/(805) 327-9626, Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange -
(800) 444-7357/(813) 955-8816, Pacific Partnership Group - (800) 727-7244/(602)
957-3050, Partnership Service Network - (800) 483-0776/(813) 588-0776,
Partnership Exchange Securities Company - (800) 736-9797/(510) 763-5555, Raymond James & Associates - (800) 248-8863, The Partnership Marketing Company - (707) 824-8600, Secondary Income Funds - (708) 325-4445, Securities Planners, Inc. -
(800) 747-0088 and Sunpoint Securities, Inc. - (813) 588-0776. IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:


         Reporting period                   Per Unit Transaction Price(1)
         ----------------                   -----------------------------
                                                 High           Low           No. of Units(2)
                                                 ----           ---           ---------------
       1994
       ----
       January 1 - March 31                     $116.50       $ 70.00               135
       April 1 - June 30                         125.00        109.00                45
       July 1 - September 30                     130.00         75.00                55
       October 1 - October 31(3)                  80.00         75.00               122
       October 31 - December 31                  156.00         75.00               253

       1995
       ----
       January 1 - March 31                      156.00         50.00               197
       April 1 - June 30                         164.00        164.00                10
       July 1 - September 30                     170.00        170.00                95
       October 1 - December 31                   251.15        250.00                55

       1996
       ----
       January 1 - March 31                      222.00        222.00                 5
       April 1 - June 30                         285.00        180.00                15
       July 1 - September 30                     305.06        225.00                33
       October 1 - December 31(3)                360.00        275.00                60

_________________
(1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

(2) The General Partners do not know the number of transactions.

(3) Based on information provided by Stanger.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

     INFORMATION FROM THE CHICAGO PARTNERSHIP BOARD REGARDING SALES TRANSACTIONS. According to the Chicago Partnership Board, Inc. ("CPB"), an auctioneer for limited partnership interests, the amounts paid by buyers for Units in transactions executed by CPB ranged from $222.00 to $355.14 per Unit during the period February 21, 1996 to February 21, 1997 with an ending transaction price of $355.14.

     According to CPB, all prices are amounts paid by buyers and, due to transaction costs, mark-ups and general partner imposed transfer fees, sellers typically receive a lesser amount.

     No assurances can be given that the above prices represent the true value of Units.

                          CERTAIN RELATED TRANSACTIONS

     GENERAL PARTNERS' INTEREST. The Company and Hughes are General Partners of the Partnership. The Company receives incentive distributions equal to 25% of the Partnership's cash available for distribution (operating cash flow, plus net proceeds from sale or financing of property). The General Partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are managed by the Company pursuant to management agreements under which the property managers receive 6% of gross revenues from operations of the mini-warehouses properties. In 1993, 1994 and 1995 (exclusive of the prepayment described below), the property managers received $345,000, $372,000 and $371,000, respectively, from the Partnership.

     In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, eight months of 1996 management fees at a cost of $229,000.

     LIMITED PARTNER INTERESTS. Of the 44,000 outstanding Units, 21,351 (48.5%) are beneficially owned by Hughes and the Company. All of these Units have been acquired since July 1993 for an aggregate purchase price of $5,205,934 in cash. Substantially all of these Units were acquired directly from Unitholders, including Units acquired in a tender offer completed in April 1995, and the balance through secondary firms of the type described above under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." An executive officer of the Company beneficially owns five Units. Hughes and the Company participate in Partnership distributions on the same terms as other Unitholders in respect of Units owned by Hughes and the Company. See "Background and Purpose of the Offer -- Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                      /s/ B. Wayne Hughes
                                      ________________________
                                      B. Wayne Hughes

March 21, 1997

                                   SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS


PARTNERSHIP DISTRIBUTIONS. There have been no Partnership distributions since 1991.


                                      1-1

                                   SCHEDULE 2

                              PROPERTY INFORMATION

     The following table sets forth information as of December 31, 1996, about properties owned by the Partnership.

                                                       Net               Number
                                Size of             Rentable               of            Completion
Location                        Parcel                Area               Spaces             Date
--------                        -------             --------             ------          ----------
CALIFORNIA
 Belmont                       2.74 acres          46,000 sq. ft.          441          December 1979

Carson
 Carson Street                 2.30 acres          43,000 sq. ft.          390          January 1980

Palmdale                       3.48 acres          56,000 sq. ft.          461          January 1980

Pasadena
 Fair Oaks                     2.17 acres          72,000 sq. ft.          816          March 1980

Sacramento
 Carmichael                    3.12 acres          45,000 sq. ft.          456          July 1980

Sacramento (1)
 Florin                        3.99 acres          71,000 sq. ft.          599          June 1980

San Jose
 Capitol Quimby                2.24 acres          36,000 sq. ft.          331          July 1980

San Jose
 Felipe                        1.60 acres          52,000 sq. ft.          453          December 1980

So. San Francisco
 Spruce (1)                    3.03 acres          60,000 sq. ft.          389          November 1980

FLORIDA
Miami
 Perrine                       4.28 acres                 --                 0          January 1980

Miami
 27th Ave.                     3.07 acres          62,000 sq. ft.          616          May 1980

Miami
 29th                          1.82 acres          35,000 sq. ft.          318          October 1979

GEORGIA
Atlanta
 Montreal Road                 3.14 acres          57,000 sq. ft.          479          June 1980

Atlanta
 Mountain Industrial Blvd.     3.10 acres          51,000 sq. ft.          470          September 1980

Marietta
 Cobb Parkway                  3.61 acres          68,000 sq. ft.          612          October 1979

---------------
(1) The project's net rentable area includes business park space.

                                      2-1

     The properties are held subject to encumbrances which are described in Note 7 of the Notes to the Financial Statements included in Schedule 3 to this Offer to Purchase.

     The weighted average occupancy levels for the mini-warehouse facilities were 90% in 1995 compared to 89% in 1994. The monthly average realized rent per square foot for the mini-warehouse facilities was $.76 in 1995 compared to $.74 in 1994.

                                      2-2

   SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF PUBLIC STORAGE
                               PROPERTIES V, LTD.
            RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)


                                        1996          1995
                                     -----------   ----------
                                     (Unaudited)

 Rental Income                       $6,589,000    $6,210,000

 Operating Expenses                   2,068,000     1,936,000

   Excess of Rental Income over
    Operating Expenses                4,521,000     4,274,000

                                      2-3

                                   SCHEDULE 3

                        PARTNERSHIP FINANCIAL STATEMENTS


                                                                 Page
                                                              References
                                                              ----------

Report of independent auditors.............................       F-1

Balance sheets at December 31, 1995 and 1994...............       F-2

For the years ended December 31, 1995, 1994 and 1993

   Statements of income....................................       F-3

   Statements of partners' deficit.........................       F-4

   Statements of cash flows................................       F-5

Notes to financial statements..............................       F-7

Condensed balance sheets at September 30, 1996 and
   December 31, 1995.......................................       F-10

Condensed statements of income for three and nine months
   ended September 30, 1996 and 1995.......................       F-11

Condensed statement of partners' equity (deficit)
   for the nine months ended September 30, 1996............       F-12

Condensed statements of cash flows for the nine months
   ended September 30, 1996 and 1995.......................       F-13

Notes to condensed financial statements....................       F-14

                                      3-1

                         REPORT OF INDEPENDENT AUDITORS



The Partners
Public Storage Properties V, Ltd.


We have audited the balance sheets of Public Storage Properties V, Ltd., a California limited partnership, as of December 31, 1995 and 1994 and the related statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Storage Properties V, Ltd. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                      ERNST & YOUNG LLP

February 27, 1996
Los Angeles, California

                       PUBLIC STORAGE PROPERTIES V, LTD.
                                BALANCE SHEETS
                          December 31, 1995 and 1994

                                               1995            1994
                                           ------------    ------------
                 ASSETS
Cash and cash equivalents                   $ 1,156,000     $   675,000
Marketable securities of affiliate
  (cost of $5,283,000 in 1995 and
  $4,885,000 in 1994) (Note 2)                8,371,000       6,011,000
Rent and other receivables                       85,000          74,000

Real estate facilities:
  Buildings and equipment                    14,158,000      13,824,000
  Land (including land held for sale of
   $593,000)                                  5,077,000       5,077,000
                                           ------------    ------------
                                             19,235,000      18,901,000

Less accumulated depreciation                (8,281,000)     (7,593,000)
                                           ------------    ------------
                                             10,954,000      11,308,000
                                           ------------    ------------

Other assets                                    571,000         422,000
                                           ------------    ------------
Total assets                                $21,137,000     $18,490,000
                                           ============    ============
LIABILITIES AND PARTNERS' DEFICIT

Accounts payable                            $   101,000     $   396,000
Deferred revenue                                196,000         229,000
Mortgage note payable                        23,196,000      23,609,000

Partners' deficit:

  Limited partners' deficit, $500 per
     unit, 44,000 units authorized,
     issued and outstanding                  (4,042,000)     (5,101,000)
  General partners' deficit                  (1,402,000)     (1,769,000)
  Unrealized gain on marketable
   securities (Note 2)                        3,088,000       1,126,000
                                           ------------    ------------

  Total partners' deficit                    (2,356,000)     (5,744,000)
                                           ------------    ------------
  Total liabilities and partners'
   deficit                                  $21,137,000     $18,490,000
                                           ============    ============

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                             STATEMENTS OF INCOME
             For the years ended December 31, 1995, 1994, and 1993

                                                  1995                1994               1993
                                           ------------------  -----------------  -------------------
REVENUES:

Rental income                                     $6,210,000         $6,012,000         $5,770,000
Dividends from marketable securities of
 affiliate                                           373,000            277,000            131,000
Other income                                         163,000            149,000            198,000
                                                  ----------         ----------         ----------
                                                   6,746,000          6,438,000          6,099,000
                                                  ----------         ----------         ----------
COSTS AND EXPENSES:

Cost of operations                                 1,565,000          1,507,000          1,482,000
Management fees paid to affiliates                   371,000            372,000            345,000
Depreciation and amortization                        688,000            618,000            593,000
Administrative                                        71,000             75,000             68,000
Environmental cost                                    27,000                  -                  -
Interest expense                                   2,598,000          2,677,000          2,836,000
                                                  ----------         ----------         ----------
                                                   5,320,000          5,249,000          5,324,000
                                                  ----------         ----------         ----------
Income before gain relating
    to destroyed real estate facility              1,426,000          1,189,000            775,000

Gain relating to destroyed real estate
 facility                                                  -                  -          1,369,000
                                                  ----------         ----------         ----------

NET INCOME                                        $1,426,000         $1,189,000         $2,144,000
                                                  ==========         ==========         ==========

Limited partners' share of net income ($32.09
 per unit in 1995, $26.75 per unit in 1994, and
 $48.25 unit in 1993)                             $1,412,000         $1,189,000         $2,144,000

General partners; share of net income                 14,000             12,000             21,000
                                                  ----------         ----------         ----------
                                                  $1,426,000         $1,189,000         $2,144,000
                                                  ==========         ==========         ==========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                        STATEMENTS OF PARTNERS' DEFICIT
             For the years ended December 31, 1995, 1994, and 1993

                                                                           Unrealized
                                                                             Gain on
                                              Limited         General      Marketable    Total Partners'
                                             Partners        Partners      Securities        Deficit
                                           -------------   ------------   ------------   ---------------
Balance at December 31, 1992                $(7,575,000)    $(2,628,000)   $         -      $(10,203,000)

Net income                                    2,123,000          21,000              -         2,144,000

Equity transfer                                (532,000)        532,000              -                 -
                                            -----------     -----------    -----------      ------------
Balance at December 31, 1993                  (5984,000)     (2,075,000)             -        (8,059,000)

Unrealized gain on marketable                         -               -      1,126,000         1,126,000
 securities (Note 2)

Net income                                    1,177,000          12,000              -         1,189,000

Equity transfer                                (294,000)        294,000              -                 -
                                            -----------     -----------    -----------      ------------
Balance at December 31, 1994                 (5,101,000)     (1,769,000)     1,126,000        (5,744,000)

Unrealized gain on marketable                         -               -      1,962,000         1,962,000
 securities (Note 2)

Net income                                    1,412,000          14,000              -         1,426,000

Equity transfer                                (353,000)        353,000              -                 -
                                            -----------     -----------    -----------      ------------
Balance at December 31, 1995                $(4,042,000)    $(1,402,000)    $3,088,000      $ (2,356,000)
                                            ===========     ===========    ===========      ============

                            See accompanying notes.

                                  Net income
                       PUBLIC STORAGE PROPERTIES V, LTD.
                           STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1995, 1994, and 1993

                                                                   1995           1994          1993
                                                               -----------    -----------   ------------
Cash flows from operating activities:

  Net income                                                    $1,426,000    $ 1,189,000    $ 2,144,000

  Adjustments to reconcile net income
   to cash provided by operating
   activities:

  Depreciation and amortization                                    688,000        618,000        593,000
  Gain related to destroyed real estate facility                         -              -     (1,369,000)
  Increase in rent and other receivables                           (11,000)             -        (34,000)
  (Increase) decrease in other assets                             (149,000)        80,000         29,000
  (Decrease) increase in accounts payable                         (295,000)      (349,000)       246,000
  Decrease in deferred revenue                                     (33,000)       (24,000)        (8,000)
                                                                ----------     ----------     ----------
     Total adjustments                                             200,000        325,000       (543,000)
                                                                ----------     ----------     ----------
     Net cash provided by operating activities                   1,626,000      1,514,000      1,601,000
                                                                ----------     ----------     ----------

Cash flows from investing activities:

  Insurance proceeds relating to damaged real estate
   facility                                                              -        825,000      1,381,000
  Purchase of marketable securities of affiliate                  (398,000)    (2,817,000)    (1,816,000)
  Additions to real estate facilities                             (334,000)      (167,000)      (283,000)
                                                                ----------     ----------     ----------
     Net cash used in investing activities                        (732,000)    (2,159,000)      (718,000)
                                                                ----------     ----------     ----------
Cash flows from financing activities:

  Principal payments on mortgage note payable                     (413,000)    (1,832,000)      (357,000)
                                                                ----------     ----------     ----------
     Net cash used in financing activities                        (413,000)    (1,832,000)      (357,000)
                                                                ----------     ----------     ----------

Net increase (decrease) in cash and cash equivalents               481,000     (2,477,000)       526,000

Cash and cash equivalents at the beginning of the year             675,000      3,152,000      2,626,000
                                                                ----------     ----------     ----------
Cash and cash equivalents at the end of the year                $1,156,000    $   675,000    $ 3,152,000
                                                                ==========    ===========    ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                           STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1995, 1994, and 1993
                                  (Continued)

                                               1995            1994         1993
                                           ------------    ------------   --------
Supplemental schedule of non-cash
 investing and financing activities:

  Increase in fair value of marketable
   securities of affiliate                  $(1,962,000)    $(1,126,000)   $     -
                                            ===========     ===========    ===========

  Unrealized gain on marketable
   securities of affiliate                  $ 1,962,000       1,126,000          -
                                            ===========     ===========    ===========

  Increase in rent and other receivables -
    insurance proceeds                      $  -            $  -           $ (656,000)-
                                            ===========     ===========    ===========
  Decrease in accounts payable -
   relating to destroyed facility           $  -            $  -           $    7,000
                                            ===========     ===========    ===========

                       PUBLIC STORAGE PROPERTIES V. LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

1.  Description of Partnership
    --------------------------

          Public Storage Properties V, Ltd. (the "Partnership") was formed with the proceeds of a public offering. The general partners in the Partnership are Public Storage, Inc., formerly known as Storage Equities, Inc. and B. Wayne Hughes ("Hughes"). In 1995, there were a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse property operator), Public Storage, Inc. (which was one of the Partnership's general partners) and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc., a real estate investment trust listed on the New York Stock Exchange. In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. ("PSI") and PSI became a co-general partner of the Partnership and the operator of the Partnership's mini-warehouse properties.

2.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Basis of Presentation
     ---------------------
          Certain prior years amounts have been reclassified to conform with the 1995 presentation.

     Real Estate Facilities
     ----------------------

          Cost of land includes appraisal fees and legal fees related to acquisition and closing costs. Buildings and equipment reflect costs incurred through December 31, 1995 and 1994 to develop mini-warehouses and to a lesser extent, a business park facility. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

          In August 1992, the buildings at a mini-warehouse facility located in Miami, Florida were completely destroyed by Hurricane Andrew. The Partnership received insurance proceeds totaling $2,881,000, which included an amount for the replacement cost of the destroyed buildings as well as for business interruption. In 1993, the General Partners decided that it would be more beneficial to the Partnership, given the condition of the market area of the mini-warehouse, to cease operations at this location, and, therefore, decided not to reconstruct the buildings. Accordingly, in 1993, the Partnership reduced real estate facilities by the net book value of the destroyed buildings, resulting in a gain of $1,369,000. The General Partners are attempting to sell the related land, and believe that the net realizable value of the land approximates its book value of $593,000. In December 1995, the Partnership entered into an option agreement with a buyer to sell the land for $850,000.

          Included in other income are $109,000, $87,000, and $166,000 of business interruption proceeds (net of certain costs and expenses of maintaining the property) for the years ended December 31, 1995, 1994, and 1993, respectively.

     Allocation of Net Income
     ------------------------

          The general partners' share of net income consists of amounts attributable to their 1% capital contribution and an additional percentage of cash flow (as defined) which relates to the general partners' share of cash distributions as set forth in the Partnership Agreement (Note 4). All remaining net income is allocated to the limited partners.

          Per unit data is based on the weighted average number of the limited partnership units (44,000) outstanding during the period.

     Cash and Cash Equivalents
     -------------------------
          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                       PUBLIC STORAGE PROPERTIES V. LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

2.  Summary of Significant Accounting Policies and Partnership Matters
    ------------------------------------------------------------------
(Continued)
-----------

     Marketable Securities
     ---------------------

          Marketable securities at December 31, 1995 and 1994 consist of 440,584 (which includes the November 1995 purchase) and 418,128 shares of common stock of PSI, respectively. In November 1995, the Partnership purchased an additional 22,456 shares of PSI common stock at a cost of $398,000. The Partnership has designated its portfolio of marketable securities as being available for sale. Accordingly, at December 31, 1995 and 1994, the Partnership has recorded the marketable securities at fair value, based upon the closing quoted price of the securities at December 31, 1995 and 1994, and has recorded a corresponding unrealized gain totaling $1,962,000 and $1,126,000, respectively, as a credit to Partnership equity. The Partnership recognized dividends of $373,000, $277,000, and $131,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

     Other Assets
     ------------

          Included in other assets is deferred financing costs of $279,000 ($361,000 at December 31, 1994). Such balance is being amortized in interest using the straight-line basis over the life of the loan.

     Environmental Cost
     ------------------

          Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During 1995, the Partnership completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Partnership has expensed, as of December 31, 1995, an estimated $27,000 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

3.   Cash Distributions
     ------------------

          The Partnership Agreement requires that cash available for distribution (cash flow from all sources less cash necessary for any obligations or capital improvement needs) be distributed at least quarterly. Cash distributions have been suspended since 1991.

4.   Partners' Equity
     ----------------

          The general partners have a 1% interest in the Partnership. In addition, the general partners had an 8% interest in cash distributions attributable to operations (exclusive of distributions attributable to sale and financing proceeds) until the limited partners recovered all of their investment. Thereafter, the general partners have a 25% interest in all cash distributions (including sale and financing proceeds). During 1987, the limited partners recovered all of their initial investment. All subsequent distributions are being made 25.75% (including the 1% interest) to the general partners and 74.25% to the limited partners. Transfers of equity are made periodically to conform the partners' equity accounts to the provisions of the Partnership Agreement. These transfers have no effect on results of operations or distributions to partners.

          The financing of the properties (Note 7) provided the Partnership with cash for a special distribution without affecting the Partnership's taxable income. Proceeds of approximately $24,356,000 were distributed to the partners in June 1989 resulting in a deficit in the limited and general partners' equity accounts.

                       PUBLIC STORAGE PROPERTIES V. LTD.
                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

5.   Related Party Transactions
     --------------------------

          The Partnership has Management Agreements with PSI (as successor-in-interest to PSMI) and Public Storage Commercial Properties Group, Inc.
     (PSCP). Under the terms of the agreements, PSI operates the mini-warehouse facilities and PSCP operates the business park facility for fees equal to 6% and 5%, respectively, of the facilities' monthly gross revenue (as defined). Hughes and members of his family (the "Hughes Family") are the major shareholders of PSI. PSI has a 95% economic interest and the Hughes family has a 5% economic interest in PSCP.

          In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, 8 months of 1996 management fees at a cost of $229,000. The amount is included in other assets in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

6.   Taxes Based on Income
     ---------------------
          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's financial statements do not reflect a provision for such taxes.

          Taxable net income was $1,427,000, $1,388,000 and $2,287,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The differences between taxable net income and net income is primarily related to depreciation expense resulting from differences in depreciation methods.

7.   Mortgage Note Payable
     ---------------------

          On June 8, 1989, the Partnership financed all of its projects with a $26,250,000 ten-year nonrecourse note secured by the Partnership's properties. The note provides for fixed interest of 10.75% per annum. Loan payments for the first two years consisted of interest only of approximately $235,000 per month. Beginning in 1991, principal was being amortized over a 23 year term with payments of interest and principal of $257,000 per month. On June 1, 1999, the maturity date, a balloon payment for accrued interest and any unpaid principal is due.

          The principal repayment schedule as of December 31, 1995 of the note is as follows:

      1996           $   426,000
      1997               474,000
      1998               528,000
      1999            21,768,000
                     -----------
                     $23,196,000
                     ===========

          In February 1994, the Partnership made a pre-payment of principal totaling $1,530,000 on the note. In connection with the pre-payment, effective April 1, 1994, the monthly payment of principal and interest was reduced from $257,000 to $242,000.

          Interest paid on the note was $2,516,000, $2,596,000 and $2,754,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                      PUBLIC STORAGE PROPERTIES, V, LTD.
                           CONDENSED BALANCE SHEETS


                                           September 30,    December 31,
                                                1996            1995
                                           -------------    ------------
                                            (Unaudited)
             ASSETS
Cash and cash equivalents                    $ 2,974,000     $ 1,156,000
Marketable securities of affiliate
  (cost of $5,283,000 in 1996 and 1995)        9,968,000       8,371,000
Rent and other receivables                        99,000          85,000

Real estate facilities, at cost:
  Buildings and equipment                     14,507,000      14,158,000
  Land (including land held for sale of
   $230,000 and $593,000
    at September 30, 1996 and December
     31, 1995, respectively)                   4,714,000       5,077,000
                                             -----------     -----------
                                              19,221,000      19,235,000
  Less accumulated depreciation               (8,847,000)     (8,281,000)
                                             -----------     -----------
                                              10,374,000      10,954,000
                                             -----------     -----------
  Other assets                                   302,000         571,000
                                             -----------     -----------
    Total assets                             $23,717,000     $21,137,000
                                             ===========     ===========

LIABILITIES AND PARTNERS' EQUITY
 (DEFICIT)


Accounts payable                             $   172,000     $   101,000
Deferred revenue                                 192,000         196,000
Mortgage note payable                         22,860,000      23,196,000

Partners' equity (deficit)
  Limited partners' deficit, $500 per
    unit, 44,000 units authorized,
    issued and outstanding                    (3,113,000)     (4,042,000)
  General partners' deficit                   (1,079,000)     (1,402,000)
  Unrealized gain on marketable
   securities                                  4,685,000       3,088,000
                                             -----------     -----------
  Total partners' equity (deficit)               493,000      (2,356,000)
                                             -----------     -----------
    Total liabilities and partners'
     equity (deficit)                        $23,717,000     $21,137,000
                                             ===========     ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                              Three Months Ended           Nine Months Ended
                                                 September 30,               September 30,
                                              1996          1995          1996           1995
                                           -----------   ----------    ----------    -----------
                                                                                     (Restated)
REVENUE:

Rental income                               $1,671,000    $1,606,000    $4,886,000    $4,640,000
Dividends from marketable securities of
 affiliate                                      97,000        92,000       291,000       276,000
Other income                                    35,000        16,000        75,000        35,000
                                            ----------    ----------    ----------    ----------
                                             1,803,000     1,714,000     5,252,000     4,951,000
                                            ----------    ----------    ----------    ----------
COSTS AND EXPENSES:

Cost of operations                             421,000       383,000     1,221,000     1,165,000
Management fees paid to affiliate               93,000        96,000       270,000       277,000
Depreciation                                   194,000       178,000       566,000       508,000
Administrative                                  27,000        21,000        57,000        55,000
Environmental cost                                   -             -             -        25,000
Interest expense                               636,000       648,000     1,899,000     1,952,000
                                            ----------    ----------    ----------    ----------
                                             1,371,000     1,326,000     4,013,000     3,982,000
                                            ----------    ----------    ----------    ----------
Net income before gain
  on sale of land                              432,000       388,000     1,239,000       969,000

Gain on sale of land                                 -             -        13,000             -
                                            ----------    ----------    ----------    ----------
NET INCOME                                  $  432,000    $  388,000    $1,252,000    $  969,000
                                            ==========    ==========    ==========    ==========
Limited partners' share of net income
  ($28.16 per unit in 1996 and $21.80
  per unit in 1995)                                                     $1,239,000    $  959,000
General partners' share of net income                                       13,000        10,000
                                                                        ----------    ----------
                                                                        $1,252,000    $  969,000
                                                                        ==========    ==========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
              CONDENSED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                                  (UNAUDITED)

                                                                   Unrealized
                                                                     Gain on          Total
                                      Limited         General      Marketable       Partners'
                                     Partners        Partners      Securities    Equity(Deficit)
                                   -------------   ------------    ----------    --------------
Balance at December 31, 1995        $(4,042,000)    $(1,402,000)    $3,088,000      $(2,356,000)

Unrealized gain on marketable
  securities                                  -               -      1,597,000        1,597,000

Net income                            1,239,000          13,000              -        1,252,000

Equity transfer                        (310,000)        310,000              -                -
                                    -----------     -----------     ----------      -----------
Balance at September 30, 1996       $(3,113,000)    $(1,079,000)    $4,685,000      $   493,000
                                    ===========     ===========     ==========      ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                     Nine months Ended
                                                       September 30,
                                             -------------------------------
                                                  1996              1995
                                             ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                     $ 1,252,000     $   969,000

  Adjustments to reconcile net income
   to net cash provided by operating activities

    Gain on sale of land                             (13,000)              -
    Depreciation                                     566,000         508,000
    Increase in rent and other receivables           (14,000)        (52,000)
    Decrease in other assets                          40,000          63,000
    Amortization of prepaid management fees          229,000               -
    Increase (decrease) in accounts payable           71,000         (91,000)
    Decrease in deferred revenue                      (4,000)        (25,000)
                                                 -----------     -----------
        Total adjustments                            875,000         403,000
                                                 -----------     -----------
       Net cash provided by operating activities   2,127,000       1,372,000
                                                 -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of land                         376,000               -
  Additions to real estate facilities               (349,000)       (281,000)
                                                 -----------     -----------
       Net cash provided by (used in)
        investing activities                          27,000        (281,000)
                                                 -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal payments on mortgage notes payable      (336,000)       (313,000)
                                                 -----------     -----------

       Net cash used in financing activities        (336,000)       (313,000)
                                                 -----------     -----------

Net increase in cash and cash equivalents          1,818,000         778,000


Cash and cash equivalents at the beginning of
  the period                                       1,156,000         675,000
                                                 -----------     -----------
Cash and cash equivalents at the end of
 the period                                      $ 2,974,000     $ 1,453,000
                                                 ===========     ===========

Supplemental schedule of noncash
 investing and financing activities:

  Increase in fair value of marketable
   securities                                    $(1,597,000)    $(1,777,000)
                                                 ===========     ===========

  Unrealized gain on marketable
   securities                                      1,597,000       1,777,000
                                                 ===========     ===========

                            See accompanying notes.

                       PUBLIC STORAGE PROPERTIES V, LTD.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at September 30, 1996, the results of its operations for the three and nine months ended September 30, 1996 and 1995 and its cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

4. Certain prior year amounts have been reclassified to conform with the 1996 presentation.

5. Marketable securities at September 30, 1996 consist of 440,584 shares of common stock of Public Storage, Inc., a publicly traded real estate investment trust and a general partner of the Partnership. The Partnership has designated its portfolio of marketable securities as available for sale. Accordingly, at September 30, 1996, the Partnership has recorded the marketable securities at fair value, based upon the closing quoted prices of the securities at September 30, 1996, and a corresponding unrealized gain totaling $1,597,000 as a credit to Partnership equity.

6. In 1995, the Partnership prepaid eight months of 1996 management fees at a cost of $229,000. The amount has been amortized as management fees paid to affiliate during the nine months ended September 30, 1996.

7. In August 1992, the buildings at a mini-warehouse facility located in Miami, Florida were completely destroyed by Hurricane Andrew. The Partnership received insurance proceeds totaling $2,881,000, which included an amount for the replacement cost of the destroyed buildings as well as for business interruption. In 1993, the General Partners decided that it would be more beneficial to the Partnership, given the condition of the market area of the mini-warehouse, to cease operations at this location, and, therefore, decided not to reconstruct the buildings. Accordingly, in 1993, the Partnership reduced real estate facilities by the net book value of the destroyed buildings, resulting in a gain of $1,369,000.

     In June 1996, the Partnership sold approximately 61% of the Miami, Florida land for a net sales price of $376,000, and realized a gain on the sale of $13,000. The buyer of the land has an option to purchase the remaining 39% of the land for $450,000.

                                  SCHEDULE 4

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Results of operations
---------------------

     Three and nine months ended September 30, 1996 compared to three and nine months ended September 30, 1995: The Partnership's net income for the nine months ended September 30, 1996 and 1995 was $1,252,000 and $969,000,
respectively, representing an increase of $283,000 or 29%. Net income for the three months ended September 30, 1996 and 1995 was $432,000 and $388,000, respectively, representing an increase of $44,000 or 11%. These increases are primarily the result of increased operating results at the Partnership's mini-warehouse facilities, decreased interest expense, and a $13,000 gain recognized on the sale of vacant land.

     Rental income was $4,886,000 compared to $4,640,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of $246,000 or 5%. Rental income was $1,671,000 compared to $1,606,000 for the three months ended September 30, 1996 and 1995, respectively, representing an increase of $65,000 or 4% The increases for the three and nine months ended September 30, 1996 are attributable to increases in rental rates and occupancy levels at the Partnership's mini-warehouse and business-park facilities. Realized rent at the mini-warehouse facilities for the nine months ended September 30, 1996 increased to $.78 per occupied square foot from $.76 per occupied square foot for the nine months ended September 30, 1995. Weighted average occupancy levels at the mini-warehouse facilities were 92% and 89% for the nine months ended September 30, 1996 and 1995, respectively. Rental income at the Partnership's San Francisco business park facility increased by $37,000 for the nine months ended September 30, 1996 compared to the same period in 1995 due to increases in both rental rates and occupancy levels. Realized rent for the nine months ended September 30, 1996 increased to $1.14 per occupied square foot from $1.03 per occupied square foot for the nine months ended September 30, 1995. Weighted average occupancy levels at the business park facility were 93% and 92% for the nine months ended September 30, 1996 and 1995, respectively.

     Dividend income increased $5,000 and $15,000 for the three and nine months ended September 30, 1996, respectively, compared to the same periods in 1995. These increases are primarily the result of an increase in dividend income earned on marketable securities of affiliate. As a result of an increase in the number of shares owned in 1996 compared to the same period in 1995.

     Other income increased $19,000 and $40,000 for the three and nine months ended September 30, 1996, respectively, compared to the same periods in 1995. These increases are the result of an increase in interest income earned on investments.

     Cost of operations (including management fees paid to affiliates) increased $49,000 to $1,491,000 from $1,442,000 for the nine months ended September 30, 1996 and 1995, respectively. This increase is mainly attributable to increases in payroll and advertising. Cost of operations increased $35,000 to $514,000 from $479,000 for the three months ended September 30, 1996 and 1995, respectively. This increase is mainly attributable to increases in repairs and maintenance, payroll, and advertising, expenses.

                                      4-1

     In 1995, the Partnership prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. The Partnership has expensed the prepaid management fees. The amount is included in management fees paid to affiliates in the condensed statements of income. As a result of the prepayment, the Partnership saved approximately $30,000 in management fees, based on the management fees that would have been payable on rental income generated by the mini-warehouses in the nine months ended September 30, 1996 compared to the amount prepaid.

     Interest expense decreased $53,000 for the nine months ended September 30, 1996 compared to the same period in 1995 due primarily to a lower outstanding loan balance in 1996 over 1995.

     In 1995, the Partnership incurred cost of $25,000 to conduct environmental assessments of its properties to evaluate the environmental condition of and potential environmental liabilities of such properties. Those assessments did not indicate any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations. No such cost was incurred in 1996.

     Year ended December 31, 1995 compared to year ended December 31, 1994: The Partnership's net income was $1,426,000 in 1995 compared to $1,189,000 in 1994, representing an increase of $237,000. The increase was primarily attributable to an increase in property net operating income at the Partnership's mini-warehouse facilities combined with decreased interest expense and partially offset by environmental costs incurred on the Partnership's facilities in 1995 (see discussion below).

     During 1995, property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) was $3,586,000 in 1995 compared to $3,515,000 in 1994, representing an increase of $71,000 or 2%. This increase was primarily attributable to an increase in rental income at the Partnership's mini-warehouse facilities partially offset by a decrease in rental income at the San Francisco business park facility and an increase in cost of operations and depreciation expense.

     Rental income was $6,210,000 in 1995 compared to $6,012,000 in 1994, representing an increase of $198,000 or 3%. The increase was primarily attributable to an increase in rental income at the Partnership's mini-warehouse facilities due primarily to an increase in rental rates. Rental income at the San Francisco business park facility declined by $31,000 due to a 4 point decrease in occupancy. The weighted average occupancy levels for the mini-warehouse and business park facilities were 90% and 91%, respectively, in 1995 compared to 89% and 95%, respectively, in 1994. The monthly realized rent per occupied square foot for the mini-warehouse and business park facilities averaged $.76 and $1.04, respectively, in 1995 compared to $.74 and $1.10, respectively, in 1994.

     Other income increased $14,000 in 1995 compared to 1994. Other income includes business interruption insurance proceeds (net of certain costs and expenses of maintaining the Miami facility, discussed below in the results of operations for the year ended December 31, 1994), relating to the disposed facility, of $109,000 and $87,000 in 1995 and 1994, respectively.

     Dividend income from marketable securities of affiliate increased $96,000 in 1995 compared to 1994. This increase was mainly attributable to an increase in the number of shares owned in 1995 compared to 1994 and an increase in the dividend rate from $.21 to $.22 per quarter per share.

     Cost of operations (including management fees paid to affiliates) increased $57,000 or 3% to $1,936,000 in 1995 from $1,879,000 in 1994. This increase was primarily attributable to increases in payroll and repairs and maintenance offset by a decrease in property tax expense.

                                      4-2

     Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During 1995, the Partnership completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Partnership has expensed, as of December 31, 1995, an estimated $27,000 for known environmental remediation requirements. Although there can be no assurance, the Partnership is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

     Interest expense was $2,598,000 and $2,677,000 in 1995 and 1994, respectively, representing a decrease of $79,000 or 3%. The decrease was primarily a result of a lower outstanding loan balance in 1995 compared to 1994.

     Year ended December 31, 1994 compared to year ended December 31, 1993: The Partnership's net income for 1994 was $1,189,000 compared to $2,144,000 in 1993, representing a decrease of $955,000. The 1993 net income includes a gain relating to a destroyed mini-warehouse facility, totaling $1,369,000, accordingly, income before the gain increased by $414,000 or 53% in 1994 compared to 1993. The increase was primarily due to an increase in property net operating income at the Partnership's mini-warehouse facilities combined with decreased interest expense.

     In August 1992, the buildings at a mini-warehouse facility located in Miami, Florida (Miami/Perrine) were completely destroyed by Hurricane Andrew. The facility was adequately insured with respect to business interruption and reconstruction of the facility. The General Partners and insurers reached a settlement whereby the Partnership would receive net insurance proceeds of approximately $2,881,000. The General Partners determined that it would be more beneficial to the Partnership, given the condition of the market area, to cease operations at this location and therefore decided not to reconstruct the buildings. Therefore, after allowing for demolition and clean up costs of $212,000 and an amount specified for business interruption insurance, the Partnership reduced (i) real estate facilities by $661,000, the net book value of the destroyed buildings, and (ii) other related net assets and liabilities of $7,000, and (iii) recognized a gain of $1,369,000 for the year ended December 31, 1993.

     Property net operating income (rental income less cost of operations, management fees paid to affiliates and depreciation expense) was $3,515,000 in 1994 and $3,350,000 in 1993, representing an increase of $165,000 or 5%. The increase was primarily due to an increase in rental income at the Partnership's facilities offset by an increase in cost of operations and depreciation expense.

     Rental income was $6,012,000 in 1994 compared to $5,770,000 in 1993, representing an increase of $242,000 or 4%. This increase was primarily attributable to increased rental rates at the Partnership's mini-warehouse facilities. The weighted average occupancy levels for the mini-warehouse and business park facilities remained stable at 89% and 95%, respectively, for 1994 and 1993. The average monthly realized rent per occupied square foot for the mini-warehouse and business park facilities was $.74 and $1.10, respectively, in 1994 compared to $.71 and $1.01 respectively, in 1993.

     Cost of operations (including management fees paid to affiliates) was $1,879,000 in 1994 and $1,827,000 in 1993, respectively, representing an increase of $52,000 or 3%. The increase was primarily the result of increases in repairs and maintenance and payroll expense, partially offset by a decrease in advertising expense.

     Other income includes business interruption insurance proceeds (net of certain costs and expenses of maintaining the property), relating to the disposed facility, of $87,000 and $166,000 for 1994 and 1993, respectively.

                                      4-3

     Dividend income from marketable securities of affiliate increased $146,000 in 1994 compared to 1993. This increase was mainly attributable to an increase in the number of shares owned in 1994 compared to 1993.

     Interest expense was $2,677,000 and $2,836,000 in 1994 and 1993, respectively, representing a decrease of $159,000 or 6%. The decrease was primarily a result of a lower outstanding loan balance in 1994 compared to 1993 due to the prepayment of $1,530,000 of principal in February 1994 on the loan.

Liquidity and Capital Resources
-------------------------------

     Cash flows from operating activities ($2,127,000 for the nine months ended September 30, 1996 and $1,626,000 for the year ended December 31, 1995) have been sufficient to meet all current obligations of the Partnership. During 1996, the Partnership anticipates approximately $464,000 of capital improvements. During 1995, the Partnership's property operator commenced a program to enhance the visual appearance of the mini-warehouse facilities operated by it. Such enhancements will include new signs, exterior color schemes, and improvements to the rental offices. Included in the 1996 capital improvement budget are estimated costs of $60,000 for such enhancements.

     At September 30, 1996, the Partnership held 440,584 (including the November 1995 purchase) shares of common stock (marketable securities) with a fair value totaling $9,968,000 (cost of $5,283,000 at September 30, 1996) in Public Storage, Inc. (PSI). In November 1995, the Partnership purchased an additional 22,456 shares of PSI common stock at a cost of $398,000. The Partnership recognized $373,000 in dividends during 1995 and $291,000 during the nine months ended September 30, 1996.

     In November 1995, the Management Agreement was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Partnership agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In December 1995, the Partnership prepaid, to PSI, 8 months of 1996 management fees at a cost of $229,000. At September 30, 1996, the Partnership held 440,584 shares of common stock (marketable securities) with a fair value totaling $9,968,000 (cost basis of $5,283,000 at September 30, 1996) in Public Storage, Inc., one of the general partners in the Partnership. The Partnership recognized $291,000 in dividends for the nine months ended September 30, 1996.

     In August 1992, the buildings at a mini-warehouse facility located in Miami, Florida were completely destroyed by Hurricane Andrew. The Partnership received insurance proceeds totaling $2,881,000, which included an amount for the replacement cost of the destroyed buildings as well as for business interruption. In 1993, the General Partners decided that it would be more beneficial to the Partnership, given the condition of the market area of the mini-warehouse, to cease operations at this location, and, therefore, decided not to reconstruct the buildings. Accordingly, in 1993, the Partnership reduced real estate facilities by the net book value of the destroyed buildings, resulting in a gain of $1,369,000.

     In June 1996, the Partnership sold approximately 61% of the Miami, Florida land for a net price of $376,000 ($400,000 less $24,000 of selling cost), resulting in a $13,000 gain on the sale. The buyer of the land has an option to purchase the remaining 39% of the land for $450,000.

                                      4-4

     The aggregate amount of distributions paid to the Limited and General Partners each year since inception of the Partnership were as follows:

                  1979           $   338,000
                  1980             1,281,000
                  1981             1,449,000
                  1982             4,455,000
                  1983             2,737,000
                  1984             3,187,000
                  1985             3,868,000
                  1986             4,046,000
                  1987             3,506,000
                  1988             3,211,000
                  1989            26,253,000
                  1990               438,000
                  1991               146,000
                  1992                     -
                  1993                     -
                  1994                     -
                  1995                     -
                  1996                     -

     Quarterly distributions were reduced in 1990, and discontinued in 1991, to enable the Partnership to increase its cash reserves for principal payments that commenced in 1991, and are scheduled to increase in subsequent years through 1999, at which time the remaining principal balance is payable.

     During the third quarter of 1987, the limited partners recovered all of their initial investment thereby increasing the General Partners' share of cash distributions from 8% to 25% (see Item 13).

     During 1989, the Partnership financed all of its properties with a $26,250,000 loan with fixed interest of 10.75% per annum. Proceeds of $24,356,000 were distributed to the partners in June 1989 and are included in the 1989 distribution. In February 1994, the Partnership made a prepayment of principal totaling $1,530,000 on this note. As a result of the pre-payment, the monthly payment of principal and interest has been reduced from $257,000 to $242,000. At December 31, 1995, the outstanding balance of the mortgage note was $23,196,000, which matures on June 1, 1999.

                                      4-5

                                   SCHEDULE 5

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.


Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  --------------------
B. Wayne Hughes                       Public Storage, Inc.                Chairman of the Board and Chief
(Executive Officer and Director)      701 Western Avenue, Suite 200       Executive Officer
                                      Glendale, CA  91201-2397            11/91-present
                                                                          President and Chief Executive
                                      Real estate investment              Officer of PSI
                                                                          1978-11/95
                                                                          Officer of PSI and affiliates
                                                                          1972-11/95

Harvey Lenkin                         Public Storage, Inc.                President
(Executive Officer and Director)                                          11/91-present
                                      Real estate investment              Vice President of PSI
                                                                          1988-11/95
                                                                          Officer of PSI
                                                                          1978-11/95

Hugh W. Horne                         Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/13/95
                                      Real estate investment              Vice President
                                                                          1980-11/13/95
                                                                          Secretary
                                                                          1980-2/92
                                                                          Officer of PSI and affiliates
                                                                          1973-11/95

Marvin M. Lotz                        Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/16/95
                                      Real estate investment              Officer of affiliates of PSI
                                                                          9/83-11/95

David Goldberg                        Public Storage, Inc.                Senior Vice President and
(Executive Officer)                                                       General
                                      Real estate investment              Counsel from 11/95
                                                                          Counsel to PSI 6/91-11/95


A. Timothy Scott                      Public Storage, Inc.                Senior Vice President and Tax
(Executive Officer)                                                       Counsel from 11/96
                                      Real estate investment


Obren B. Gerich                       Public Storage, Inc.                Senior Vice President from 11/95
(Executive Officer)                                                       Vice President 1980-11/95
                                      Real estate investment              Chief Financial Officer
                                                                          1980-10/91
                                                                          Officer of PSI 1975-11/95



                                      5-1



Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  --------------------
John Reyes                            Public Storage, Inc.                Senior Vice President and Chief
(Executive Officer)                                                       Financial Officer from 12/96
                                      Real estate investment              Vice President and Controller
                                                                          11/95-12/96


Sarah Hass                            Public Storage, Inc.                Vice President from 11/95
(Executive Officer)                                                       Secretary 2/92-present
                                      Real estate investment

Robert J. Abernethy                   American Standard Development       President
(Director)                             Company; Self Storage              1977-present
                                       Management Company
                                      5221 West 102nd Street
                                      Los Angeles, CA  90045

                                      Developer and operator of mini-
                                      warehouses

Dann V. Angeloff                      The Angeloff Company                President
(Director)                            727 West Seventh Street             1976-present
                                      Suite 331
                                      Los Angeles, CA  90017

                                      Corporate financial advisory firm

William C. Baker                      Santa Anita Operating Company       Chairman and Chief Executive
(Director)                            285 West Huntington Drive           Officer
                                      Arcadia, CA 91007                   8/96-present

                                      Operator of the Santa Anita
                                       Racetrack

                                      Carolina Restaurant Enterprises,    Chairman and Chief Executive
                                       Inc.                               Officer
                                      3 Lochmoor Lane                     1/92-present
                                      Newport Beach, CA 92660

                                      Franchisee of Red Robin
                                      International, Inc.

                                      Red Robin International, Inc.       President
                                      28 Executive Park, Suite 200        4/93-5/95
                                      Irvine, CA 92714

                                      Operate and franchise restaurants


                                      5-2



Name of Director                      Employer/Address/                   Current Position/
or Executive Officer                  Nature of Business                  Dates of Employment *
--------------------                  ------------------                  --------------------
Uri P. Harkham                        The Jonathan Martin Fashion         President and Chief Executive
(Director)                             Group                              Officer
                                      1157 South Crocker Street           1975-present
                                      Los Angeles, CA  90021

                                      Design, manufacture and market
                                      women's clothing

                                      Harkham Properties                  Chairman of the Board
                                      1157 South Crocker Street           1978-present
                                      Los Angeles, CA  90021

                                      Real estate

   To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.


_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates.

                                      5-3

        The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand               By Overnight Courier
 The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021

          Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                        Christopher Weil & Company, Inc.
                                 (800) 478-2605

          Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to Hughes at his address and telephone number set forth below:

                                B. Wayne Hughes
                            c/o Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 (800) 421-2856
                                 (818) 244-8080

                             LETTER OF TRANSMITTAL

  To Purchase Limited Partnership Units of Public Storage Properties V, Ltd.,
                        a California limited partnership
             Pursuant to the Offer to Purchase dated March 21, 1997
                               of B. Wayne Hughes

--------------------------------------------------------------------------------
                         DESCRIPTION OF UNITS TENDERED

Name and Address of Registered Holder                   Number of Units Tendered
-------------------------------------                   ------------------------

                                                            ___________________*


                                                  * Unless otherwise indicated,
                                                    it will be assumed that all
                                                    Units held by the registered
                                                    holder are being tendered.

--------------------------------------------------------------------------------

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 21, 1997, UNLESS EXTENDED. UNITS WHICH ARE TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS OFFER.

This Letter of Transmittal is to be executed and returned to The First National Bank of Boston (the "Depositary") at one of the following addresses:

        By Mail                       By Hand            By Overnight Courier          For Information
The First National Bank of       BancBoston Trust     The First National Bank of   The First National Bank
        Boston                  Company of New York             Boston                    of Boston
  Shareholder Services              55 Broadway           Corporate Agency &        Shareholder Services
      P.O. Box 1872                  3rd Floor              Reorganization              (617) 575-3120
    Mail Stop 45-02-53          New York, NY 10006        150 Royall Street
     Boston, MA 02105                                     Mail Stop 45-02-53
                                                           Canton, MA 02021

Delivery of this instrument to an address other than as set forth above will not constitute a valid delivery. The accompanying instructions should be read carefully before this Letter of Transmittal is completed.


              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

       The undersigned hereby tenders to B. Wayne Hughes ("Hughes"), for $459 per Unit in cash the above-described units of limited partnership interest (the "Units") of Public Storage Properties V, Ltd., a California limited partnership (the "Partnership"), in accordance with the terms and subject to the conditions of Hughes' offer contained in Hughes' Offer to Purchase dated March 21, 1997 (the "Offer to Purchase"), and in this Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer"). The undersigned hereby acknowledges receipt of the Offer to Purchase.

       Subject to, and effective upon, acceptance for tender of the Units tendered herewith in accordance with the terms and subject to the conditions of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Hughes, all right, title and interest in and to all of the Units that are being tendered hereby and that are being accepted for purchase pursuant to the Offer and any non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after March 21, 1997 and appoints the Depositary the true and lawful attorney-in-fact of the undersigned with respect to such Units (and such non-cash distributions, other Units or securities), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer ownership of such Units (and any such non-cash distributions, other Units or securities), to or upon the order of Hughes, (b) present such Units (and any such non-cash distributions, other Units or securities) for transfer on the books of the Partnership and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units (and any such non-cash distributions, other Units or securities), all in accordance with the terms of the Offer.

       The undersigned hereby represents and warrants that the undersigned
(i) has received and reviewed the Offer to Purchase and (ii) has full power and authority to sell, assign and transfer the Units tendered hereby (and any and all non-cash distributions, other Units or securities issued or issuable in respect thereof on or after March 21, 1997) and that when the same are accepted for purchase by Hughes, Hughes will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. The undersigned, upon request, will execute and deliver any additional documents deemed by the Depositary or Hughes to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered hereby and any non-cash distributions, other Units or other securities issued or issuable in respect of such Units on or after March 21, 1997. In addition, the undersigned shall promptly remit and transfer to the Depositary for the account of Hughes any and all other Units or other securities (including rights) issued to the undersigned on or after March 21, 1997 in respect of Units tendered hereby, accompanied by appropriate documentation of transfer, and pending such remittance or appropriate assurance thereof, Hughes shall be entitled to all rights and privileges as owner of any such other Units or other securities and may withhold the entire consideration or deduct from the consideration the amount of value thereof as determined by Hughes, in his sole discretion.

       The undersigned has been advised that (i) Hughes is a General Partner of the Partnership; Public Storage, Inc., the other General Partner of the Partnership, is controlled by Hughes; and the General Partners of the Partnership make no recommendation as to whether or not the undersigned should tender his or her Units in the Offer and the undersigned has made his or her own decision to tender the Units and (ii) the General Partners believe that the Offer Price is less than the amount that Unitholders might receive if the Partnership were liquidated.

       The undersigned understands that notwithstanding any other provisions of the Offer and subject to the applicable rules of the Securities and Exchange Commission, Hughes will not be required to accept for purchase any Units, may postpone the acceptance for purchase of Units tendered and may terminate or amend the Offer if prior to the time of purchase of any such Units any of the following events shall occur or Hughes shall have learned of the occurrence of any of such events:

          (a) There shall be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by Hughes of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict Hughes' ownership or operation of any material portion of Hughes' business or assets, or to compel Hughes to dispose of or hold separate all or any material portion of his business or assets as a result of the Offer,
       (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of Hughes to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of Hughes to effectively acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by Hughes on all matters properly presented to the limited partners of the Partnership, (vi) which, in the sole judgment of Hughes, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or value of the Units or (viii) which imposes any material condition unacceptable to Hughes;

          (b) Any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, any legislation shall be pending, or any other action shall have been taken, proposed or threatened, by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of Hughes, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

          (c) There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange ("NYSE"), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
       (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof;

which in the sole judgment of Hughes with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Hughes) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase. The foregoing conditions are for the sole benefit of Hughes and may be asserted by Hughes regardless of the circumstances giving rise to any such conditions (including any action or inaction by Hughes) or may be waived by Hughes in whole or in part. The failure by Hughes at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

       The undersigned hereby irrevocably appoints B. Wayne Hughes and Harvey Lenkin designees of Hughes, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all of the Units tendered hereby which have been accepted for payment by Hughes prior to the time of such vote or action (and any and all non-cash distributions, other Units or securities, issued or issuable in respect thereon on or after March 21, 1997), which the undersigned is entitled to vote, at any meeting (whether annual or special and whether or not an adjourned meeting) of limited partners of the Partnership, or with respect to which the undersigned is empowered to act in connection with action by written consent in lieu of any such meeting or otherwise. This proxy is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of such Units by Hughes, in accordance with the terms of the Offer. Such acceptance for payment shall revoke any other proxy granted by the undersigned at any time with respect to such Units (and any such non-cash distributions, other Units or securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the undersigned. Hughes reserves the right to require that in order for Units to be properly tendered, immediately upon acceptance of such Units for purchase by Hughes, Hughes is able to exercise full voting rights with respect to such Units.

       The undersigned understands that tenders of Units pursuant to any one of the procedures described in the Offer and in the instructions hereto will constitute a binding agreement between the undersigned and Hughes upon the terms and subject to the conditions of the Offer.

       All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal and personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

       Please issue the payment for the Units in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Mailing Instructions," please mail the payment (and accompanying documents, as appropriate) to the undersigned at the registered address. In the event that the "Special Mailing Instructions" are completed, please deliver the payment to the registered holder(s) at the address so indicated.

--------------------------------------------------------------------------------
                           TENDER OF UNITS IN OFFER


The Undersigned tenders Units in the Offer on the terms described above.

SIGN HERE


Signature(s)
            --------------------------------------------------------------------

            --------------------------------------------------------------------

Date                                                (   )
            -------------------------               ----------------------------
                                                    Telephone number

(Must be signed by registered holder(s) as name(s) appear(s) under registration above. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 3.)

Name(s)
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
        (Please print)

Capacity (full title)
                      ----------------------------------------------------------
Address
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------
                                                                        Zip Code
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                         SPECIAL MAILING INSTRUCTIONS

To be completed ONLY if payment is to be issued to the registered holder(s) but mailed to OTHER than the address of record. (See Instruction 5.)

Mail payment to:


Name
    ----------------------------------------------------------------------------
       (Must be same as registered holder(s))

Address
        ------------------------------------------------------------------------
        (Please print)

        ------------------------------------------------------------------------
                                                                        Zip Code
--------------------------------------------------------------------------------

                                  INSTRUCTIONS
             Forming Part of the Terms and Conditions of the Offer


       1. DELIVERY OF LETTER OF TRANSMITTAL. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Depositary at its address set forth herein on or prior to April 21, 1997, unless extended.

       The method of delivery of this Letter of Transmittal and all other required documents, is at the option and risk of the tendering Unitholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

       No alternative, conditional or contingent tenders will be accepted, and no fractional Units will be accepted for payment or purchased. All tendering Unitholders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their Units for payment.

       2. PARTIAL TENDERS. If fewer than all the Units held by a Unitholder are to be tendered, (i) fill in the number of Units which are to be tendered in the section entitled "Number of Units Tendered" and (ii) the Unitholder must hold at least five Units after such tender. Accordingly, a Unitholder should not tender if, as a result of such tender, the tendering holder (other than one transferring all of his or her Units) will hold less than five Units. All Units held by a Unitholder will be deemed to have been tendered unless otherwise indicated.

       3. SIGNATURES ON LETTER OF TRANSMITTAL.

          (a) If this Letter of Transmittal is signed by the registered holder(s) of the Units, the signature(s) must correspond exactly with the Unitholder's registration.

          (b) If any of the Units are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

          (c) If any Units are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

          (d) If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and if requested, proper evidence satisfactory to Hughes of such person's authority so to act must be submitted.

       4. STOCK TRANSFER TAXES. Except as set forth in this Instruction 4, Hughes will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Units to him or his order pursuant to the Offer. If payment of the purchase price is to be made to any person other than the registered holder, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

       5. SPECIAL MAILING INSTRUCTIONS. If payment for the Units is to be issued to the registered holder(s) but mailed to other than the address of record, the section entitled "Special Mailing Instructions" must be completed.

       6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Requests for assistance may be directed to, or additional copies of the Offer to Purchase and this Letter of Transmittal may be obtained from, the Depositary or the Soliciting Agent at their respective addresses set forth below.

       7. IRREGULARITIES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Units will be determined by Hughes, in his sole discretion, and his determination shall be final and binding. Hughes reserves the absolute right to reject any or all tenders of any particular Units (i) determined by it not to be in the appropriate form or (ii) the acceptance for purchase of Units which may, in the opinion of Hughes' counsel, be unlawful.

       IMPORTANT: THIS LETTER OF TRANSMITTAL, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO APRIL 21, 1997, UNLESS EXTENDED.


          THE DEPOSITARY:              THE SOLICITING AGENT FOR THE OFFER IS:

 THE FIRST NATIONAL BANK OF BOSTON        CHRISTOPHER WEIL & COMPANY, INC.
        Shareholder Services                       (800) 478-2605
           P.O. Box 1872
         Mail Stop 45-02-53
    Boston, Massachusetts 02105
           (617) 575-3120